Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces First Quarter 2016 Results
Updates Full Year Outlook

STAMFORD, Conn. – April 20, 2016 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 2016. Total revenue was $1.310 billion and rental revenue was $1.117 billion for the first quarter, compared with $1.315 billion and $1.125 billion, respectively, for the same period last year. On a GAAP basis, the company reported first quarter net income of $92 million, or $1.01 per diluted share, compared with $115 million, or $1.16 per diluted share, for the same period last year1.

Adjusted EPS2 for the quarter was $1.40 per diluted share, compared with $1.34 per diluted share for the same period last year. Adjusted EBITDA2 was $584 million and adjusted EBITDA margin was 44.6%, reflecting decreases of $18 million and 120 basis points, respectively, from the same period last year.

First Quarter 2016 Highlights

•
Within rental revenue[3], owned equipment rental revenue decreased 1.0% year-over-year, reflecting a 2.8% drop in rental rates, offset by an increase of 2.7% in the volume of equipment on rent, which included the adverse impact from currency.

•	Combined rental revenue from the company’s Trench Safety and Power & HVAC businesses increased by 12% year-over-year, primarily on a same store basis.

•	Time utilization decreased 10 basis points year-over-year to 64.1%. In the month of March, time utilization increased 100 basis points year-over-year.

•	The company generated $115 million of proceeds from used equipment sales at an adjusted gross margin of 48.7%, compared with $116 million and 50.9% for the same period last year.[4]

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1.	GAAP net income and diluted earnings per share for the first quarter 2015 include an after-tax merger benefit of $17 million, or $0.17 per diluted share, associated with the National Pump acquisition.

2.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts.

3.	Total rental revenue decreased 0.7% including the adverse impact from currency. Excluding this impact, rental revenue would have increased 0.3% year-over-year.

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "During the first quarter we saw broad-based, improving demand in many of our core markets, which was most apparent in accelerating volume. On the other hand, we continue to face significant headwinds from oil and gas and from our Canadian business, pressuring rental rates. We are encouraged, however, by industry data that shows that fleet supply-demand dynamics are moving towards equilibrium in the U.S."
Kneeland continued, "Based on what we see and hear in the marketplace, we continue to expect our business to improve both seasonally and cyclically, with our updated guidance reflecting the net impact of weaker rental rates due primarily to what we believe are temporary factors. Our business is larger, more diverse and more operationally effective than it has ever been, and we have the tools to maintain our industry leadership and financial strength, including significant flexibility to manage both our costs and capital plans in any environment. We remain confident in our ability to generate at least $900 million of free cash flow and then to redeploy this capital in an optimal manner."
2016 Outlook
The company has updated its full year outlook as follows:

	Prior Outlook	Current Outlook
Total revenue	$5.65 billion to $5.95 billion	$5.6 billion to $5.8 billion
Adjusted EBITDA	$2.7 billion to $2.9 billion	$2.65 billion to $2.75 billion
Decrease in rental rates (year-over-year)	(1%) to (2%)	(3%) to (4%)
Time utilization	Approximately 68% (+70 bps year-over-year)	Approximately 68.3% (+100 bps year-over-year)
Net rental capital expenditures after gross purchases	Approximately $700 million, after gross purchases of approximately $1.2 billion	Approximately $700 million, after gross purchases of approximately $1.2 billion
Free cash flow[5]	$900 million to $1.0 billion	$900 million to $1.0 billion
Free Cash Flow and Fleet Size

For the first three months of 2016, free cash flow was $627 million, after total rental and non-rental gross capital expenditures of $123 million. By comparison, free cash flow for the first three months of 2015 was $450 million after total rental and non-rental gross capital expenditures of $345 million.
The size of the rental fleet was $8.56 billion of original equipment cost at March 31, 2016, compared with $8.73 billion at December 31, 2015. The age of the rental fleet was 44.4 months on an OEC-weighted basis at March 31, 2016, compared with 43.1 months at December 31, 2015.

Return on Invested Capital (ROIC)

Return on invested capital was 8.7% for the 12 months ended March 31, 2016, a decrease of 30 basis points from the 12 months ended March 31, 2015. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.6

_______________

5.	Free cash flow is a non-GAAP measure as defined in the table below.

6.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.8% for the 12 months ended March 31, 2016, a decrease of 50 basis points from the 12 months ended March 31, 2015.

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, April 21, 2016, at 11:00 a.m. Eastern Time. The conference call number is 866-764-6147 (international: 973-935-8698). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1671263.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 901 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,200 classes of equipment for rent with a total original cost of $8.56 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Equipment rentals	$1,117	$1,125
Sales of rental equipment	115	116
Sales of new equipment	30	33
Contractor supplies sales	19	18
Service and other revenues	29	23
Total revenues	1,310	1,315
Cost of revenues:
Cost of equipment rentals, excluding depreciation	449	444
Depreciation of rental equipment	243	235
Cost of rental equipment sales	68	64
Cost of new equipment sales	25	27
Cost of contractor supplies sales	13	12
Cost of service and other revenues	12	9
Total cost of revenues	810	791
Gross profit	500	524
Selling, general and administrative expenses	177	181
Merger related costs	—	(27)
Restructuring charge	2	1
Non-rental depreciation and amortization	67	69
Operating income	254	300
Interest expense, net	107	121
Other income, net	—	(3)
Income before provision for income taxes	147	182
Provision for income taxes	55	67
Net income	$92	$115
Diluted earnings per share	$1.01	$1.16

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$219	$179
Accounts receivable, net	833	930
Inventory	74	69
Prepaid expenses and other assets	56	116
Total current assets	1,182	1,294
Rental equipment, net	6,025	6,186
Property and equipment, net	442	445
Goodwill	3,262	3,243
Other intangible assets, net	864	905
Other long-term assets	9	10
Total assets	$11,784	$12,083
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$550	$607
Accounts payable	330	271
Accrued expenses and other liabilities	349	355
Total current liabilities	1,229	1,233
Long-term debt	7,203	7,555
Deferred taxes	1,797	1,765
Other long-term liabilities	54	54
Total liabilities	10,283	10,607
Common stock	1	1
Additional paid-in capital	2,221	2,197
Retained earnings	1,180	1,088
Treasury stock	(1,714)	(1,560)
Accumulated other comprehensive loss	(187)	(250)
Total stockholders’ equity	1,501	1,476
Total liabilities and stockholders’ equity	$11,784	$12,083

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2016	2015
Cash Flows From Operating Activities:
Net income	$92	$115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	310	304
Amortization of deferred financing costs and original issue discounts	2	3
Gain on sales of rental equipment	(47)	(52)
Gain on sales of non-rental equipment	(1)	(2)
Stock compensation expense, net	9	14
Merger related costs	—	(27)
Restructuring charge	2	1
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	2
Excess tax benefits from share-based payment arrangements	(27)	—
Increase in deferred taxes	25	39
Changes in operating assets and liabilities:
Decrease in accounts receivable	103	81
Increase in inventory	(4)	(4)
Decrease in prepaid expenses and other assets	64	18
Increase in accounts payable	56	184
Increase (decrease) in accrued expenses and other liabilities	20	(1)
Net cash provided by operating activities	604	675
Cash Flows From Investing Activities:
Purchases of rental equipment	(100)	(323)
Purchases of non-rental equipment	(23)	(22)
Proceeds from sales of rental equipment	115	116
Proceeds from sales of non-rental equipment	4	4
Purchases of other companies, net of cash acquired	(13)	—
Net cash used in investing activities	(17)	(225)
Cash Flows From Financing Activities:
Proceeds from debt	914	2,736
Payments of debt	(1,337)	(2,704)
Payments of financing costs	—	(24)
Common stock repurchased	(164)	(343)
Excess tax benefits from share-based payment arrangements	27	—
Net cash used in financing activities	(560)	(335)
Effect of foreign exchange rates	13	(16)
Net increase in cash and cash equivalents	40	99
Cash and cash equivalents at beginning of period	179	158
Cash and cash equivalents at end of period	$219	$257
Supplemental disclosure of cash flow information:
Cash received for income taxes, net	$(53)	$(35)
Cash paid for interest	69	91

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2016	2015	Change
General Rentals
Reportable segment equipment rentals revenue	$955	$976	(2.2)%
Reportable segment equipment rentals gross profit	357	383	(6.8)%
Reportable segment equipment rentals gross margin	37.4%	39.2%	(180) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$162	$149	8.7%
Reportable segment equipment rentals gross profit	68	63	7.9%
Reportable segment equipment rentals gross margin	42.0%	42.3%	(30) bps
Total United Rentals
Total equipment rentals revenue	$1,117	$1,125	(0.7)%
Total equipment rentals gross profit	425	446	(4.7)%
Total equipment rentals gross margin	38.0%	39.6%	(160) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Numerator:
Net income available to common stockholders	$92	$115
Denominator:
Denominator for basic earnings per share—weighted-average common shares	90.5	97.0
Effect of dilutive securities:
Employee stock options	0.3	0.3
4 percent Convertible Senior Notes	—	1.2
Restricted stock units	0.1	0.6
Denominator for diluted earnings per share—adjusted weighted-average common shares	90.9	99.1
Diluted earnings per share	$1.01	$1.16

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2016	2015
Earnings per share - GAAP, as reported	$1.01	$1.16
After-tax impact of:
Merger related costs (1)	—	(0.17)
Merger related intangible asset amortization (2)	0.30	0.32
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	(0.01)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.06	0.04
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	(0.01)
Restructuring charge (6)	0.01	—
Asset impairment charge (7)	0.02	—
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	0.01
Earnings per share - adjusted	$1.40	$1.34

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the three months ended March 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(7)	Reflects write-offs of fixed assets in connection with our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2016	2015
Net income	$92	$115
Provision for income taxes	55	67
Interest expense, net	107	121
Depreciation of rental equipment	243	235
Non-rental depreciation and amortization	67	69
EBITDA (A)	$564	$607
Merger related costs (1)	—	(27)
Restructuring charge (2)	2	1
Stock compensation expense, net (3)	9	14
Impact of the fair value mark-up of acquired RSC fleet (4)	9	7
Adjusted EBITDA (B)	$584	$602

A) Our EBITDA margin was 43.1% and 46.2% for the three months ended March 31, 2016 and 2015, respectively.
B) Our adjusted EBITDA margin was 44.6% and 45.8% for the three months ended March 31, 2016 and 2015, respectively.

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the three months ended March 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended
	March 31,
	2016	2015
Net cash provided by operating activities	$604	$675
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(2)	(3)
Gain on sales of rental equipment	47	52
Gain on sales of non-rental equipment	1	2
Merger related costs (1)	—	27
Restructuring charge (2)	(2)	(1)
Stock compensation expense, net (3)	(9)	(14)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	(2)
Excess tax benefits from share-based payment arrangements	27	—
Changes in assets and liabilities	(118)	(185)
Cash paid for interest	69	91
Cash received for income taxes, net	(53)	(35)
EBITDA	$564	$607
Add back:
Merger related costs (1)	—	(27)
Restructuring charge (2)	2	1
Stock compensation expense, net (3)	9	14
Impact of the fair value mark-up of acquired RSC fleet (4)	9	7
Adjusted EBITDA	$584	$602

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the three months ended March 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2016	2015
Net cash provided by operating activities	$604	$675
Purchases of rental equipment	(100)	(323)
Purchases of non-rental equipment	(23)	(22)
Proceeds from sales of rental equipment	115	116
Proceeds from sales of non-rental equipment	4	4
Excess tax benefits from share-based payment arrangements (1)	27	—
Free cash flow	$627	$450

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes, and are reported as financing cash flows. We added the excess tax benefits back to our calculation of free cash flow to generally classify cash flows from income taxes as operating cash flows. However, these excess tax benefits did not impact free cash flow for the three months ended March 31, 2016, as they do not result in increased cash flows until the associated income taxes are settled.